Exhibit 99.1

Julie Cullivan Joins Astra Board of Directors

Information technology and cybersecurity leader appointed to Audit Committee

ALAMEDA, Calif., —January 27, 2023—Astra Space, Inc. (“Astra”) (Nasdaq: ASTR), a provider of products and services to the global space industry, is proud to announce the appointment of Julie Cullivan to the Astra Board of Directors effective February 1, 2023. Ms Cullivan will also join Astra’s Audit Committee.

Ms. Cullivan has held executive positions at FireEye, Autodesk, Forescout, McAfee, EMC, and Oracle. She is a recognized leader in cyber security and compliance and a sought-after speaker on topics including security as a boardroom imperative, women in security, innovation, and building high impact teams.

“Julie’s leadership will be instrumental as Astra focuses on delivering the next version of its launch system and spacecraft engines to support mission critical applications that demand the highest levels of security and reliability” said Chris Kemp, Founder, Chairman and CEO of Astra. “Her perspective and expertise will be invaluable to the organization, and we are excited to have her join our Board of Directors.”

“I am thrilled to be joining Astra’s board during this time of focus on operational excellence and growth,” said Cullivan. “I look forward to bringing my software, security and operational expertise to the leadership team and the board as we begin scaling production of mission-critical spacecraft engines, and the rigor required to deliver reliable launch services at scale.”

Ms. Cullivan has a B.S. degree in Finance from Santa Clara University and brings extensive business, information technology and cyber security expertise to the Astra Board of Directors. In addition to Astra, she serves on the board of directors for Axon Enterprise, Inc. and HeartFlow, Inc.

About Astra
Astra’s mission is to improve life on Earth from space® by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world, and one of the industry’s first flight-proven electric propulsion systems for satellites, Astra Spacecraft Engine™. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Safe Harbor Statement

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, including the timing of when we may file our quarterly report on Form 10-Q and those risks and uncertainties described from time to time in other reports and other public filings with the Securities and Exchange Commission.

Media Contact:
Katie Clark
media@astra.com

Investor Contact:
Andrew Hsiung
investors@astra.com